Exhibit 99.1

The St. Joe Company Reports Full Year and Fourth Quarter 2012 Results

WATERSOUND, Fla.--(BUSINESS WIRE)--February 28, 2013--The St. Joe Company (NYSE: JOE) today announced Net Profit for the full year ended 2012 of $6.0 million, or $0.07 per share. This compares to a Net Loss of $(330.3) million, or $(3.58) per share for the year 2011, which included pre-tax non-cash impairment charges of $377.3 million, or $3.52 per share after tax.

For the fourth quarter of 2012, St. Joe had a Net Loss of $(8.6) million, or $(0.09) per share. This compares to a Net Loss of $(328.6) million, or $(3.56) per share, for the fourth quarter of 2011, which included pre-tax non-cash impairment charges of $374.8 million, or $3.50 per share after-tax.

2012 highlights include:

  The number of residential units sold increased from 133 units in 2011 to 158 units in 2012. Pricing also improved, particularly in the Company’s resort communities. The combination of higher pricing and a greater number of units sold contributed to a revenue increase of 81% in residential real estate sales in 2012 compared to 2011.
  Tons of timber sold increased approximately 19% year over year because the Company opened more of the Company’s land to timber harvesting, and our investments in technology and infrastructure had a positive impact on production.
  Revenue in the Company’s resorts, leisure and leasing operations business grew approximately 16% in 2012 compared to 2011 due to a strong summer vacation season as well as the commencement of rent for two commercial leases, one at Port St. Joe and the other at Venture Crossings, in the latter half of 2012.
  Real estate sales in the Company’s rural land businesses was positively and significantly impacted by the sale of two non-strategic pieces of property totaling 3,240 acres at an average price of $5,655 per acre, or $18.3 million in total.
  Operating and corporate expenses declined $18.8 million compared to 2011 as a result of lower legal fees, decreased pension charges and reduced stock-based compensation charges.
  The Company prepaid $19.3 million of debt at its RiverTown project related to infrastructure and community improvement projects. By prepaying the debt, the Company will save approximately $6.0 million in interest expense over the next four and half years.

Park Brady, St. Joe’s Chief Executive Officer, said, “We’re very happy with our progress in 2012. Operating results in each of our businesses improved compared to 2011. Our residential development business, in particular, experienced improving trends in sales volume and pricing and that momentum appears to be carrying forward into 2013. Although the economic recovery is still slow, we are optimistic about future growth in our businesses.”

Mr. Brady continued, “We’re excited about our key initiatives in 2013. For example, we believe that the retiree demographic presents us with a unique opportunity given our development expertise and the fact that we own a substantial amount of contiguous land located in a desirable part of the country. To that end, we’ve been working with the best active adult community planners and consultants in the country and collaborating with national builders to bring that concept to reality. Another unique opportunity is the Port at Port St Joe. Our Port boasts the shortest distance to the Panama Canal of any port in the United States. That fact coupled with the long term growth prospects for the Southeast will be, we believe, the basis for building a vibrant port within the next few years. Both of these initiatives are longer term in nature but you will see evidence of our progress in 2013.”

Mr. Brady concluded, “In addition to these initiatives we continue to evaluate all of our assets to determine their best use in creating long term shareholder value. We’re excited about the potential opportunities represented by our assets, especially against the backdrop of an improving economy.”

FINANCIAL DATA ($ in millions except share and per share amounts) Consolidated Statements of Operations

	Quarter Ended Dec. 31,		Year Ended Dec. 31,
	2012	2011	2012	2011
Revenues
Real estate sales	$4.6	$5.7	$56.0	$20.4
Resort, leisure and leasing revenues	7.8	6.4	44.4	38.2
Timber sales	10.2	7.7	39.0	86.7
Total revenues	22.6	19.8	139.4	145.3
Expenses
Cost of real estate sales	3.1	3.2	28.2	11.5
Cost of resort, leisure and leasing revenues	7.9	7.4	39.1	37.1
Cost of timber sales	6.0	5.5	24.0	22.9
Other operating expenses	3.9	4.3	15.3	22.3
Corporate expense, net	3.4	3.3	15.9	27.8
Depreciation, depletion and amortization	2.9	2.9	10.1	15.8
Pension charges	2.1	1.0	2.1	5.9
Impairment losses	2.6	374.8	2.6	377.3
Restructuring charge	--	0.8	--	11.5
Total expenses	31.9	403.2	137.3	532.1
Operating income (loss)	(9.3)	(383.4)	2.1	(386.8)
Other income, net	0.1	--	4.3	0.9
Income (loss) from operations before equity in loss from unconsolidated affiliates and income taxes	(9.2)	(383.4)	6.4	(385.9)
Equity loss from unconsolidated affiliates	--	--	--	--
Income tax (benefit) expense	(0.5)	(54.8)	0.4	(55.6)
Net income (loss)	$(8.7)	$(328.6)	$6.0	$(330.3)
Net income (loss) per share	$(0.09)	$(3.56)	$0.07	$(3.58)
Weighted average shares	92,288,165	92,212,125	92,258,110	92,235,360
Revenues by Segment

	Quarter Ended Dec. 31,		Year Ended Dec. 31,
	2012	2011	2012	2011
Revenues:
Real estate sales
Residential	$4.5	$3.4	$22.1	$12.6
Commercial	0.1	1.7	10.4	3.8
Rural land and other	--	0.6	23.5	4.0
Total real estate sales	4.6	5.7	56.0	20.4
Resort, leisure and leasing revenues	7.8	6.4	44.4	38.2
Timber sales	10.2	7.7	39.0	86.7
Total revenues	$22.6	$19.7	$139.4	$145.3
Summary Balance Sheet

	December 31, 2012	December 31, 2011
Assets
Investment in real estate	$370.6	$387.2
Cash and cash equivalents	166.0	162.4
Notes receivable, net	4.0	4.6
Pledged treasury securities	26.8	23.3
Prepaid pension asset	33.4	35.1
Property and equipment, net	12.1	14.9
Income taxes receivable	0.2	0.1
Deferred tax asset	12.0	11.7
Other assets	20.4	22.0
Total assets	$645.5	$661.3

Liabilities and Equity
Debt	$36.1	$53.5
Accounts payable, accrued liabilities and deferred credits	57.1	63.9
Total liabilities	$93.2	$117.4
Total equity	552.3	543.9
Total liabilities and equity	$645.5	$661.3
Debt Schedule

	December 31, 2012	December 31, 2011
In substance-defeased debt	$26.8	$23.3
Community Development District debt	9.3	30.2
Total debt	$36.1	$53.5
Other Operating and Corporate Expenses, Net

	Quarter Ended Dec. 31,		Year Ended Dec. 31,
	2012	2011	2012	2011
Employee costs	$2.9	$1.4	$11.4	$5.4 (1)(2)
Non-cash stock compensation costs	--	(0.1)	0.9	8.5
Occupancy, repairs and maintenance	0.3	0.8	1.2	3.4
Professional fees	1.7	2.4(3)	5.3	16.8 (3)
Marketing and homeowner association cost	0.4	0.7	2.1	2.8
Property taxes and insurance	1.7	1.5	7.9	8.5
Other	0.4	0.6	1.7	2.3
Pension expense	--	0.4	0.9	3.3 (1)
Capitalized costs	(0.1)	(0.1)	(0.2)	(0.9)
Total other operating and corporate expense, net	$7.3	$7.6	$31.2	$50.1

(1) Includes a $1.4 million transfer of Supplemental Executive Retirement Program (“SERP”) liability to the Company’s Pension Plan, resulting in a decrease to employee costs and an increase to pension expense.

(2) Includes income of $5.5 million resulting from the termination of retiree medical benefits.

(3) Includes $1.4 million and $11.7 million in the three months and year ended December 31, 2011, respectively, for legal fees due to defending the securities class action lawsuit, responding to the SEC inquiry, pursuing the claims against the parties St. Joe believes are responsible for the Deepwater Horizon oil spill, litigation related to a contract dispute, and legal costs incurred in connection with the change in control of the Board and other corporate governance matters.

Additional Information

Additional information with respect to the Company’s results for 2012 will be available in a Form 10-K that will be filed with the Securities and Exchange Commission.

Important Notice Regarding Forward-Looking Statements

This press release includes forward-looking statements, including statements regarding our key initiatives in 2013, such as the development of adult active communities and the Port at Port St. Joe. This information is qualified in its entirety by cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings, including the Company’s annual report on Form 10-K filed with the Commission on February 27, 2012. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company, including (1) the Company’s ability to capitalize on opportunities relating to retirement communities and the Port at Port St. Joe, and the Company’s ability to successfully engage in strategic partnerships; (2) the Company’s ability to manage its cost structure; (3) economic or other conditions that affect the desire or ability of the Company’s customers to purchase or enter into leases for its properties, such as reductions in the availability of mortgage financing or property insurance, increases in foreclosures, interest rates, the cost of property insurance, inflation, or unemployment rates or declines in consumer confidence or the demand for, or the prices of, housing; (4) the Company’s ability to successfully and timely obtain land use entitlements and construction financing, and address issues that arise in connection with the use and development of its land; and (5) the impact of natural or manmade disasters or weather conditions, including hurricanes and other severe weather conditions, on the Company’s business.

About St. Joe

The St. Joe Company is a Florida-based real estate developer and manager. The Company owns approximately 567,000 acres of land concentrated primarily in Northwest Florida and has significant residential and commercial land-use entitlements in hand or in process. The majority of land not under development is used for the growing and selling of timber or is available for sale. The Company also owns various commercial, resort and club properties. More information about the Company can be found on its website at www.joe.com.

© 2013, The St. Joe Company. “St. Joe,” “VentureCrossings,” “ Breakfast Point,” “RiverTown,” and the "Taking Flight" design are service marks of The St. Joe Company.

CONTACT:
The St. Joe Company
Investor/Media Contact:
Tom Hoyer, 850-231-6518
Chief Financial Officer
thoyer@joe.com